Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enterprise Financial Services Corp:
We consent to the incorporation by reference in this registration statement on Form S-8 of Enterprise Financial Services Corp and subsidiaries (the Company) of our report dated March 12, 2010, with respect to the consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.
(signed) KPMG LLP
St. Louis, Missouri
August 9, 2012